Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

Workhorse Group, Inc.

We consent to the incorporation by reference in Registration Statements File Nos. 333-193425 and 333-196631 on Form S-8 and File No. 333-213100 on Form S-3/A of Workhorse Group, Inc. of our report dated March 14, 2018 relating to our audit of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report to Stockholders, which is incorporated by reference in this Annual Report on Form 10-K of Workhorse Group, Inc. for the year ended December 31, 2017.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

March 14, 2018